June 11, 2003

Robert Spannuth
520 Third Avenue South
Escanaba, MI 49829

Dear Robert:

It is with great pleasure that I confirm with you our offer of employment with Badger Paper Mills, Inc.

The employment offer is as follows:

1. Your position with the Company will be Vice President Operations, and you will report to Ronald E. Swanson, President and Chief Executive Officer.

2. Your starting exempt salary as a permanent employee will be at the rate of $12,083.33 per month. A permanent classification does not affect your at-will status. Enclosed is a copy of our Salaried "At-Will" Policy.

3. You will participate in the Executive Incentive Compensation Plan, under which your target award will be 30% of base salary.

4. You will participate in the Executive Management Stock Option Plan. The initial options granted will be 2,000 shares. Details of the plan will be provided for you in a separate letter.

5. Badger maintains a comprehensive major medical and dental plan. The plan provides coverage effective on the first day following 60 calendar days of continuous active employment. Enclosed is a copy of our current salaried premiums. Summary Plan Descriptions are available upon request, but normally are handed out on the first day following 60 calendar days of continuous active employment. Badger will reimburse you any premiums for medical and/or dental insurance coverage that you have made to your previous employer under COBRA to ensure continuous coverage (if applicable).

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6.   PROFIT SHARING AND 401(k) PLAN:

     The Company has a profit sharing plan which provides a minimum of 4% (but up to a maximum of 10%, based on profits) of your W-2 earnings to be placed in a trust for your retirement. To become eligible, you generally must have 1000 hours of service in a year and be employed on December 31, for a profit sharing contribution.

     On the first day following 60 calendar days of continuous employment, you may also participate in the 401(k) plan. (If you do not work 60 calendar days of continuous active employment, but work at least 1000 hours in 12 months of employment, you also may participate in the 401(k) plan). All details of this plan are contained in the Summary Plan Description. Summary Plan Descriptions are available upon request, but normally are handed out on the first day following 60 calendar days of continuous active employment. This plan allows you to elect to invest from 1% to 65% of your earnings in the 401(k) plan, which is invested in the same investment funds as the profit sharing plan. The Company does not provide any matching funds to the 401(k) plan. Please keep in mind that the IRS limits you to the amount of 401(k) deductions in a year across all qualified plans.

7. We grant you three (3) weeks vacation for the remainder of 2003, and 5 weeks starting January 2004. In addition, we will credit you for seventeen
     (17) years of prior service to determine eligibility for weeks of vacation. If your employment terminates prior to one year of employment, refer to the salaried vacation policy. Enclosed is a copy of our current salaried vacation policy.

8.   Holidays: The Company recognizes the following as 2003 holidays:

                                 New Year's Day
                             1/2 day for Good Friday
                                  Memorial Day
                         July 4 (plus the day before or
                         the day after the 4th of July)
                                    Labor Day
                                Thanksgiving Day
                             Day after Thanksgiving
                               December 24 and 25
                                   December 31
                           Two (2) personal holidays *

     Enclosed is a copy of our current salaried holiday schedule. * Personal holidays are granted in the following manner: Employees hired before January 1 of any year are granted two (2) personal holidays for the year. Employees hired prior to July 1 are granted one (1) personal holiday for the year.
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     Employees hired after July 1 are not granted personal holidays for that year. Based on this policy, you will receive one (1) personal holiday(s) for 2003, and two (2) personal holidays in subsequent years. Employees who voluntarily or involuntarily terminate employment must take personal holiday time off prior to their last day worked or lose it.

9. Group term life insurance will be provided at two (2) times base salary and group term accidental death and dismemberment insurance at two (2) times base salary to become effective on the first day following 60 calendar days of continuous active employment. The monthly cost is $1.00. Summary Plan Descriptions are available upon request, but normally are handed out at enrollment.

10. You would have the option to purchase up to $10,000 of additional life insurance for yourself, spouse or dependent children. The monthly cost for each $1,000 of this additional coverage is $.43 per thousand for the employee, $.26 per thousand for the spouse, and $.12 per thousand for dependent children as a unit.

     Additional accidental death and dismemberment insurance may be purchased by you in $1,000 increments up to $10,000 at a monthly rate of $.04 per thousand.

     We do have an open enrollment period for the Optional Life and AD&D each April for a June 1 effective date.

11. Short-term disability is available to you as a salaried employee if you become ill and or have a non-work related injury and are unable to work. The Company provides 100% salary continuation for a period not to exceed six (6) months in any given 12 month period of time for all illnesses and or non-work related injuries.

12. Long term disability insurance will be provided the first of the month following one year of employment. The Long-Term Disability benefit commences at the conclusion of the Short-Term Disability period. The maximum monthly benefits are listed in the Summary Plan Description. The Summary Plan Description will also provide details on limitations, exclusions, and specific benefits provided by the Long-Term Disability Plan. Summary Plan Descriptions are available upon request, but normally are handed out at enrollment.

13. The Company maintains an educational expense reimbursement policy, which will reimburse you for the cost of tuition and books incurred for pre-approved classes, which have been successfully completed.

14. Effective on the first day following 60 calendar days of continuous active employment you will be eligible to participate in our safety shoe and safety glass prescription programs.

15. The Company has a Flexible Spending Account to help you save tax dollars by designating part of your income as pre-tax to pay your and your family's out-of- pocket health care and/or dependent day care expenses. The plan provides coverage effective on the first day following 60 calendar days of continuous active employment. Each year you will be given the opportunity to enroll in the Flexible Spending Accounts, or choose not to participate. Your current election will not automatically renew. You must make a new election each year during the open enrollment period. Participation is optional.

16. The Company will pay for moving expenses associated with the moving of household goods. Kindly contact Alan Steffen, Traffic Manager at Badger Paper Mills to make the necessary arrangements. Temporary living expenses will be provided for 120 days.

17. The company will provide you with an automobile, per the Automobile Lease Program.

18.  TERMINATION:

     A. At any time during your employment, either party may terminate your employment by providing 30 days' written notice.

     B.   Employer may terminate your employment for cause, defined as:

          i. conviction or guilty plea to an offense involving fraud, embezzlement, theft, dishonesty, or other criminal misconduct against Employer;

          ii. willful, wanton, or grossly negligent misconduct in the course of his employment.


          If Employer terminates you for cause, you shall not be entitled to any severance pay.

     C. After 1 year of continuous active employment, if Badger terminates you without cause, you shall be entitled to severance pay equivalent to six (6) months base salary as of date of termination.

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          In addition to the above payment, the company would provide medical coverage at no cost to you for a period not exceeding six months following the last day worked, or until coverage is provided by a subsequent employer. All other Company benefits would terminate as of your last day of employment.

This offer of employment assumes an at-will employment relationship that may be terminated by you or the Company during the course of employment.

The above offer letter of employment is contingent on satisfactorily passing a health screening and a reference check prior to the start date of your employment. Health screening must occur within three weeks before the start date of your employment.

We feel confident in your ability to fulfill all the requirements associated with this position and look forward to you joining the Badger organization. In anticipation of your acceptance, we have enclosed a copy of this offer letter for you to sign (please confirm your start date) and return to us for our files. A self-addressed envelope is enclosed.


                                        Sincerely,
                                        BADGER PAPER MILLS, INC







                                        Ronald E. Swanson,
                                        President and Chief Executive Officer



_____________________________________
Robert Spannuth

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DATE

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START DATE

Enclosures